UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                  June 27, 2005
                                  -------------
                                (Date of report)

                         Cedric Kushner Promotions, Inc.
                         -------------------------------
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                  0-25563                      65-0648808
        --------                  -------                      ----------
(State  of  Incorporation)   (Commission  File Number)         (IRS Employer ID)


                       1414  Avenue  of  Americas,  Suite  406
                               New  York,  NY  10019
                               ---------------------
                    (Address  of  principal  executive  offices)


                                 (212)  755-1944
                                 ---------------
                         (Registrant's  telephone  number,
                              including  area  code)



                                   Copies to:
                            Richard A. Friedman, Esq.
                              Eric A. Pinero, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01  Entry  into  a  Material  Definitive  Agreement.
Item  2.03  Creation  of  a  Direct  Financial  Obligation.
Item  3.02  Unregistered  Sales  of  Equity  Securities.

     On June 27, 2005, Cedric Kushner Promotions, Inc. ("CKP"), through its wholly owned subsidiary Ckrush Entertainment, Inc. ("Ckrush"), entered into an Operating Agreement of Identity Films & Company, LLC (the "Operating Agreement"), a recently formed Delaware limited liability company (the "Company"), with its joint venture partner Identity Films, LLC ("Identity"), under which Ckrush and Identity set forth their respective rights and obligations with respect to the Company and the joint venture. The Company and joint venture was formed for the purpose of arranging, developing and producing, or arranging for the production of all film, television, music, publishing and related properties of Identity and Ckrush. Lisa Fielding and Anthony Mastromauro, each members of Identity, will be responsible for the day-to-day management of the Company and the joint venture. In addition, Jeremy Dallow and Jim DiLorenzo of Ckrush will serve as managers of the Company.

     Identity is obligated to contribute certain of its film and television properties in various stages of development, and all revenue derived from such contributed properties, to the Company. Ckrush is obligated to make capital contributions to the Company in the aggregate amount of approximately $748,000 over a 2-year period beginning on June 27, 2005. Ckrush has made an initial capital contribution to the Company in the amount of $114,225. Ckrush may elect to renew the Operating Agreement beyond its initial term of 2 years for 5 consecutive 1-year renewal periods and upon such renewal, Ckrush is obligated to make additional capital contributions to the Company as follows:

     o For the first renewal term, an additional capital contribution of $345,000 increased by 5% paid quarterly (the "First Renewal Term Capital Contribution");

     o For the second renewal term, an additional capital contribution equal to the First Renewal Term Capital Contribution increased by 5% paid quarterly (the "Second Renewal Term Capital Contribution");

     o For the third renewal term, an additional capital contribution equal to the Second Renewal Term Capital Contribution increased by 5% paid quarterly (the "Third Renewal Term Capital Contribution");

     o For the fourth renewal term, an additional capital contribution equal to the Third Renewal Term Capital Contribution increased by 5% paid quarterly (the "Fourth Renewal Term Capital Contribution"); and

     o For the fifth renewal term, an additional capital contribution equal to the Fourth Renewal Term Capital Contribution increased by 5% paid quarterly.

     Net income of the Company, if any, shall be allocated to Ckrush and Identity as follows: 85% to Ckrush and 15% to Identity until Ckrush has been allocated its minimum preferred return, which is defined as Ckrush's aggregate capital contributions to the Company, plus 20% of Ckrush's aggregate capital contributions to the Company, plus the aggregate amount of net loss of the Company, if any, allocated to Ckrush (the "Minimum Preferred Return"). After Ckrush has been allocated its Minimum Preferred Return, net income of the Company shall be allocated 60% to Ckrush and 40% to Identity, until Ckrush has been allocated its Maximum Preferred Return, which is defined as the sum of Ckrush's Minimum Preferred Return plus $500,000 (the "Maximum Preferred Return"). After Ckrush has been allocated its Maximum Preferred Return, net income of the Company shall be allocated 50% to Ckrush and 50% to Identity.

     Neither Ckrush or Identity, or any manager of the Company, shall receive any salary, fees, commission or other compensation for services rendered to the Company, unless approved in writing by Ckrush. However, upon the execution of the Operating Agreement, CKP issued incentive warrants of CKP to Lisa Fielding and Anthony Mastromauro to purchase: (i) 100,000 shares of common stock of CKP, par value $.01 per share (the "Common Stock"); and (ii) 100,000 shares of Common Stock which will vest upon Ckrush being allocated its Maximum Preferred Return. In both cases, the exercise price of the warrants will be $.30 per share.

     In addition, Ckrush has the right of first refusal to provide or to arrange for financing for each project or property pursued or developed by the Company. Ckrush shall have 30 days following receipt of the proposal for the project or property and proposed financing to advise Identity in writing that it will provide or arrange for such financing.


Item  9.01 Financial  Statements  and  Exhibits.

     (a)   Financial  statements  of  business  acquired.

           Not  applicable.

     (b)   Pro  forma  financial  information.

           Not  applicable.

     (c)   Exhibits.

Exhibit
Number                       Description
------ ---------------------------------------------------------------------

10.1 Operating Agreement of Identity Films & Company, LLC dated as of June 27, 2005 by and between Ckrush Entertainment, Inc. and Identity Films, LLC.

                                    SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Cedric Kushner Promotions, Inc. (Registrant)

July  8,  2005

                        /s/  James  DiLorenzo
                        ---------------------
                        By:  James  DiLorenzo
                        Executive  Vice  President